SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PFS Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Definitive Proxy Statement Dated April 18, 2024

This Supplement is dated April 24, 2024

The section entitled “Stock Ownership” of the Definitive Proxy Statement dated April 18, 2024, for the 2024 Annual Meeting of Stockholders is hereby revised in its entirety as follows:

Stock Ownership

The following table provides information, as of March 28, 2024, about the beneficial owners known to PFS Bancorp that own more than 5% of our outstanding common stock. A person may be considered to beneficially own any shares of common stock over which the person has, directly or indirectly, sole or shared voting or investment power.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding (1)
Peru Federal Savings Bank Employee Stock Ownership Plan 1730 Fourth Street Peru, Illinois 61354	138,000	8.0%

(1)	Based on 1,725,000 shares outstanding as of March 28, 2024.

The following table provides information, as of March 28, 2024, about the shares of common stock beneficially owned by each nominee for director, by each director continuing in office, by each executive officer, and by all directors and executive officers as a group. A person may be considered to beneficially own any shares of common stock over which he has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown and none of the named individuals has pledged his or her shares.

	Number of Shares Owned (1)		Percent of Common Stock Outstanding (2)
Director Nominees and Directors Continuing in Office:
James J. Brady, IV	35,250	(3)	2.0%
Jonathan F. Brandt	40,000	(4)	2.3
Eric J. Heagy, CPA	12,000	(5)	*
Cynthia L. Kurkowski, CPA	25,000	(6)	1.4
Michael J. Rooney	40,000	(7)	2.3
Dale R. Tieman	5,000	(8)	*

Executive Officers Who Are Not Directors:
Christopher J. Vaske	2,000		*
All directors and executive officers as a group (7 persons)	159,250		9.2%

*	Less than 1%.
(1)	For each individual, indirect holdings, if any, are disclosed in a footnote.
(2)	Based on 1,725,000 shares outstanding as of March 28, 2024.
(3)	Includes 25,000 shares held through a corporation, 250 shares held through a partnership and 10,000 shares through a trust.
(4)	Includes 25,000 shares held through an Individual Retirement Account and 15,000 shares owned by spouse.
(5)	Consists of 10,000 shares held through Peru Federal’s Deferred Compensation Plan, 1,900 shares held by spouse’s Individual Retirement Account and 100 shares owned by children.
(6)	Includes 25,000 shares held through an Individual Retirement Account.
(7)	Includes 25,000 shares held through Peru Federal’s Deferred Compensation Plan and 15,000 shares owned by spouse.
(8)	Consists of shares held through Peru Federal’s Deferred Compensation Plan.

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